Banc of America Securities 33rd Annual Investment Conference San Francisco September 16, 2003

The Dial Corporation This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on management's beliefs, as well as on assumptions made by and information currently available to management and involve various risks and uncertainties, certain of which are beyond the Company's control. The Company's actual results could differ materially from those expressed in any forward looking statements made on behalf of the Company. Safe Harbor

Dial Today $1.3 billion company Performance above market expectations for past 7 quarters Latest 52-week market shares up for all Dial product lines Maintaining #1 or #2 position in each segment in which we compete

A healthy company Good momentum Strong balance sheet and cash balance Disciplined capital allocation strategy Comfortable with guidance for the third quarter and the fiscal year Lower P/E than most peers Dial Today

Expect Purex and value segment to grow above category growth rate Consumer trends Seek value more than ever before True across all demographics Technology improvements Performance gap with premium segment narrowing Purex overdeveloped in Wal-Mart and Dollar Stores, the fastest growing retailers Purex overdeveloped in Liquids - the growing segment of the market Purex / Value Detergent Segments

Purex / Value Detergent Segments Category Purex Liquid % of Total Business 68% 88% Liquid Growth Rate +5% +5% Powder/Tab % of Total Business 32% 12% Powder/Tab Growth Rate -14% -14% Weighted Growth Rate -1% +3% * ** *FDM + Wal-Mart YTD thru 8/9/03 **Internal Shipments

Channel Shift Top Five Accounts Wal-Mart Family Dollar Target Dollar General K-Mart Dial Shipments YTD - August 2003 Top 5 Accounts +7% Grocery -1% Mass +6% Dollar Stores +27% Drug Stores +3%

Dial Today IT Outsourcing and ERP Implementation Project 7-year IT outsourcing agreement with EDS EDS and SAP will implement SAP software

Dial Today Quarterly dividend increased 125% From $0.04 per share to $0.09 per share Brings current yield to 1.8% $100 million stock repurchase program Two-year period Opportunistic purchases

Financial Objectives Unit Sales Growth of approximately 3% Net Income Growth of at least 10% CFROIC in excess of 20% Cash Flow from Operations 10+% of Net Sales V E R C

Summary - Current Financial Strategy Continue to drive operating margin improvement via a combination of : Internal and external growth (possible acquisitions) Aggressive cost containment - both supply chain and SG&A Reinvestment in current brands Drive shareholder value by achieving annual sales, profit and margin goals combined with appropriate returns to shareholders (dividend, buyback)